EXHIBIT 3.22

BARBARA K. CEGAVSKE Secretary of State 202 North Carson Street Carson City, Nevada 89701-4201 (775) 684-5708 Website: www.nvsos.gov	Filed in the Office of /s/ Barbara Cegavske	Business Number
E0717912007-6
Filing Number
20211321753
	Secretary of State	Filed On 3/18/2021 11:09:00 AM
	State of Nevada	Number of Pages 3

Profit Corporation:

Certificate of Amendment (PURSUANT TO NRS 78.380 & 78.385/78.390)

Certificate to Accompany Restated Articles or Amended and Restated Articles (PURSUANT TO NRS 78.403)

Officer's Statement (PURSUANT TO NRS 80.030)

TYPE OR PRINT - USE DARK INK ONLY - DO NOT HIGHLIGHT

1. Entity information:	Name of entity as on file with the Nevada Secretary of State:

Singlepoint Inc.

	Entity or Nevada Business Identification Number (NVID):	E0717912007-6

2. Restated or Amended and Restated Articles: (Select one)	☐ Certificate to Accompany Restated Articles or Amended and Restated Articles
☐

Restated Articles - No amendments; articles are restated only and are signed by an officer of the corporation who has been authorized to execute the certificate by resolution of the board of directors adopted on:

(If amending and restating only, complete section 1,2 3, 5 and 6)		The certificate correctly sets forth the text of the articles or certificate as amended to the date of the certificate.
	☐	Amended and Restated Articles
* Restated or Amended and Restated Articles must be included with this filing type.
3. Type of Amendment Filing Being Completed: (Select only one box) (If amending, complete section 1, 3, 5 and 6.)

☐  Certificate of Amendment to Articles of Incorporation (Pursuant to NRS 78.380 - Before Issuance of Stock)

The undersigned declare that they constitute at least two-thirds of the following:

(Check only one box)       ☐        incorporators         ☐         board of directors

The undersigned affirmatively declare that to the date of this certificate, no stock of the corporation has been issued

☒ Certificate of Amendment to Articles of Incorporation (Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is:

☐   Officer's Statement (foreign qualified entities only) -

Name in home state, if using a modified name in Nevada:

Jurisdiction of formation:

Changes to takes the following effect:

☐ The entity name has been amended.                                                          ☐  Dissolution

☐ The purpose of the entity has been amended.                                            ☐  Merger

☐ The authorized shares have been amended.                                               ☐  Conversion

☐ Other: (specify changes)

* Officer's Statement must be submitted with either a certified copy of or a certificate evidencing the filing of any document, amendatory or otherwise, relating to the original articles in the place of the corporations creation.

This form must be accompanied by appropriate fees.	Page 1 of 3 Revised: 1/1/2019

BARBARA K. CEGAVSKE Secretary of State 202 North Carson Street Carson City, Nevada 89701-4201 (775) 684-5708 Website: www.nvsos.gov

Profit Corporation:

Certificate of Amendment (PURSUANT TO NRS 78.380 & 78.385/78.390)

Certificate to Accompany Restated Articles or Amended and Restated Articles (PURSUANT TO NRS 78.403)

Officer's Statement (PURSUANT TO NRS 80.030)

4. Effective Date and Time: (Optional)	Date: Time: (must not be later than 90 days after the certificate is filed)
5. Information Being Changed: (Domestic corporations only)

 Changes to takes the following effect:

☐ The entity name has been amended.

☐ The registered agent has been changed. (attach Certificate of Acceptance from new registered agent)

☐ The purpose of the entity has been amended. The authorized shares have been amended.

☐ The directors, managers or general partners have been amended. IRS tax language has been added.

☐ Articles have been added.

☐ Articles have been deleted.

☒ Other.

The articles have been amended as follows: (provide article numbers, if available)

(attach additional page(s) if necessary)

6. Signature: Required)

X  /s/ Wil Ralston                                                                                          President

Signature of Officer or Authorized Signer                                                         Title

X

Signature of Officer or Authorized Signer                                                       Title

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

Please include any required or optional information in space below: (attach additional page(s) if necessary)
See Attached.

This form must be accompanied by appropriate fees.	Page 2 of 3 Revised: 1/1/2019

Reverse Stock Split. Upon the effective time of this Certificate of Amendment to the Articles of Incorporation (this “Certificate of Amendment”) with the Nevada Secretary of State (the “Effective Time”), a one-for-seventy five reverse stock split of the Corporation’s Common Stock, $0.0001 par value per share (the “Stock”), shall become effective, pursuant to which every seventy five shares of Stock outstanding and held of record by each stockholder of the Corporation immediately prior to the Effective Time shall be reclassified and combined into one validly issued, fully paid and nonassessable share of Stock automatically and without any action by the holder thereof upon the Effective Time and shall represent one share of Stock from and after the Effective Time (such reclassification and combination of shares, the “Reverse Stock Split”). No fractional shares of Stock shall be issued as a result of the Reverse Stock Split and, in lieu thereof, any person who would otherwise be entitled to a fractional share of Stock as a result of the Reverse Stock Split, following the Effective Time, shall be entitled to receive one full share of Stock in lieu of such. The Reverse Stock Split shall have no effect on the number of authorized shares of capital stock, previously designated series of preferred stock (except to the extent such split adjusts the conversion ratio thereof) or the par value thereof. “Odd lots” of less than 100 shares of Stock will not be issued. Instead, the Corporation will issue one hundred full shares of post Reverse Stock Split Stock to any stockholder who would have been entitled to receive a fractional share or an “odd lot” of less than 100 shares of Common Stock as a result of the Reverse Stock Split.